                                RELEASE AGREEMENT

     This RELEASE AGREEMENT (this "Agreement"), which shall be effective as of June 1, 2001 (the "Effective Date") is made as of June 1, 2001, by and between Total Film Group, Inc., ("TFG") and Gerald Green ("Green") and Patricia Green ("Patricia Green").

                                    RECITALS

     A. Green and Patricia Green have been employees and directors of TFG and certain of its subsidiaries.

     B. TFG and Green and Patricia Green desire to settle any disagreements between them with regard to the Green's and Patricia Green's employment and service as directors and any other agreement, oral or written, express or implied, made by, on behalf or for the benefit of TFG or Green or Patricia Green between TFG and Green and Patricia Green, and any and all claims arising from the fact that Green and Patricia Green were employees and directors of TFG and its subsidiaries and to provide for the release of obligations as set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the respective covenants, agreements, obligations, and promises set forth below, the parties hereto agree as follows:

     1.   PAYMENT OF SETTLEMENT AMOUNT.

     (a) CASH PAYMENT. TFG shall pay to Green the sum of Fifty Thousand Dollars ($50,000), in immediately available funds by not later than the Effective Date, in full and complete satisfaction of all obligations of TFG and its subsidiaries to Green under any agreement or understanding, oral or written, express or implied, including without limitation any agreement or obligation with regard to any cash or equity compensation allegedly owed to Green for services rendered prior to the Effective Date. TFG acknowledges and agrees that Green will continue as an employee of TFG, and shall be compensated as such, through May 31, 2001. Green agrees that he is not entitled to any further payments, whether cash, equity, or otherwise, from TFG or any of its subsidiaries, officers, employees or affiliates, except for any payments from TFG which may become due to him solely by his status as a holder of shares of common stock of TFG.

     (b) FILM RIGHTS ASSIGNMENT. TFG hereby assigns to Green or his assigns all its right, title and interest in and to the following motion pictures (the "Films"):

          Name                               Expenses
          Rosenstrasse                     $  10,687.82
          Beatrix Potter                      40,057.84

          Lion Cult                           13,831.30
          Hidden Force                        26,018.49
          2605 - Heresy                      149,987.53
          Pirates of Tarutao                  21,086.59

TFG hereby waives any right of recovery of development expenses with respect to the Films in the amounts not to exceed the amount set forth above for each such Film, and in the aggregate of $261,669.57. Green agrees and acknowledges that any expenses arising in connection with any Film from and after the Effective Date, whether or not such expense was incurred prior to the Effective Date, shall be solely the liability of Green and TFG and its subsidiaries shall in no event be liable for any expenses with respect to any Film in excess of the amount set forth above for each such Film, and in the aggregate of $261,669.57. All files and other documentation relating to the Films shall remain the sole property of TFG. Green shall have the right, upon reasonable notice and solely at Green's expense, to request that TFG promptly provide copies of such material to Green at commercially reasonable rates. Notwithstanding the foregoing, TFG shall make available any and all documents in its possession necessary to establish chain of title, proof of ownership, or other such matters as necessary to the production, financing, distribution and exploitation of the Films; and shall enter into, record and assign any and all documents necessary to assign TFG's right, title and interest in and to the Films to Green as reasonably required by Green, or financiers, lenders, completion bond companies, distributors and others at interest in the production of the Films, promptly upon Green's written request. In the event of TFG's breach of the foregoing sentence, Green shall be entitled to seek injunction and other equitable relief, without limiting the availability of any other remedies.

     (c) STOCK PURCHASE. Green and Patricia Green irrevocably agree to sell, assign and transfer to TFG or its assigns a total of 1,470,000 shares (the "Shares") of the common stock of TFG at a price per share of $0.21 for aggregate consideration of Three Hundred Eight Thousand Seven Hundred Dollars ($308,700), to be paid, in immediately available funds, not later than the Effective Date, against delivery of duly executed stock assignments or certificates for the Shares. Green and Patricia Green represent and warrant to TFG that, as of the Effective Date, Green and Patricia Green own the Shares, beneficially and of record, free and clear of any liens, pledges, encumbrances, charges, agreements or claims of any person, association, corporation or legal entity.

     (d) STOCK OPTION EXTENSION. On or prior to the Effective Date, TFG will take all actions necessary, including obtaining the approval of TFG's board of directors and majority stockholders, to amend Section 3 of that certain stock option agreement (the "Stock Option") by and between TFG and Green dated July 27, 1998 to provide that the "Option" (as defined in the Stock Option) shall be exercisable at any time prior to 12:00 midnight July 27, 2003.

     (e) MEDICAL BENEFITS. TFG shall for a period of 12-months commencing the Effective Date, at its option, (i) pay Green's monthly medical insurance premiums pursuant to continuing COBRA coverage (the "Premium") in an amount not to exceed $800.00 per month, (ii) pay a monthly sum equivalent to the Premium to Green in cash each month, or (iii) at any time pay Green the aggregate amount of all monthly Premiums remaining to be paid at such time.

     (f) Concurrently with the execution of this Agreement, TFG shall execute and deliver to Patricia Green a promissory note substantially in the form of attached hereto as EXHIBIT A in satisfaction of Patricia Green's previous loan to TFG of $120,000.

     (g) TFG shall, to the extent required by applicable law, continue to defend and indemnify Green, and Patricia Green, from and against any and all claims, suits or actions commenced by any third party against them, arising out of any actions or inactions undertaken by them in their capacities as officers, directors, employees or agents of TFG.

     2.   OTHER AGREEMENTS.

     (a) RESIGNATION. Green and Patricia Green hereby resign from their positions as employees and directors of TFG and its subsidiaries, which resignations shall become effective on the Effective Date. Green and Patricia Green shall, no later than 5:00 p.m. Los Angeles time, May 31, 2001, convey to an officer of TFG all TFG property held by or used by Green and Patricia Green, including, without limitation, all office keys, automobile keys, automobile registration and related documents, cellular telephones, and TFG credit cards.

     (b) STOCK OWNERSHIP. Green and Patricia Green and TFG acknowledge and agree that Green and Patricia Green (including holdings of Green individually and in his capacity as Trustee for Aaron Green, Patricia Green, individually and in her capacity as Trustee for Sarah and Sophie Green, and, Green and/or Patricia Green indirectly through the Swan Group) are the beneficial owners of 1,470,000 shares of TFG's common stock and upon consummation of the purchase of such stock pursuant to section 1(b) of this Agreement, Green and Patricia Green shall be the beneficial owners of no shares of TFG's common stock. Green and Patricia Green acknowledge and agree that other than Green's options to purchase in aggregate 1,000,000 shares of common stock, they have no other equity interest or any right to an equity interest in TFG or its subsidiaries.

     (c) COOPERATION. Green and TFG acknowledge that as part of his duties, Green contacted several individuals and/or entities regarding possible alliances, ventures, business combinations, or other business opportunities with TFG. Green agrees to use his good faith efforts to cooperate with TFG, to the extent TFG requests such assistance, regarding any such opportunities issues or disputes related to such contacts and to assist TFG in reasonably and equitably pursuing such opportunities or resolving any and all such issues or disputes. TFG expressly acknowledges and agrees that Green has not represented to TFG that he will be able to cause any such individuals or entities to continue their business relationships or discussions with TFG, and the failure or refusal of any such individuals or entities to continue their relationships or discussions with TFG shall not limit of diminish the rights of Green or the obligations of TFG hereunder.

     3.   RELEASE.

     (a) TFG, for itself and its present and former employees, directors, officers, shareholders, lenders, consultants, partners, successors, affiliates, assigns, agents, insurers or reinsurers, parents and subsidiaries (collectively the "TFG Parties") on the one hand, and Green and Patricia Green, and their respective heirs and present and former employees, lenders, consultants, partners, successors, affiliates, assigns, agents, insurers or reinsurers (collectively, the "Green Parties") on the other hand, each hereby forever release and discharge each other and any other person, firm, partnership, company or corporation now, previously, or hereafter expressly and formerly affiliated in any manner with any of the above (the "Released Parties") from any and all claims, obligations, damages, and liabilities, in law or equity, whether or not known, suspected or claimed, direct or indirect, fixed or contingent, whether now existing or hereafter arising that any party may assert against the Released Parties arising out of, or in any way related to or connected with, Green's and Patricia Green's activities prior to the date hereof for or on behalf of TFG, or their status as employees, consultants and directors of TFG or its subsidiaries (the "Released Claims"), excluding those obligations of the parties undertaken pursuant to this Agreement.

     (b) It is expressly understood that the Released Claims include, without limitation, any and all claims or causes of action against the Released Parties based on theories of alter ego, principal-agent, conspiracy, successor liability, fraudulent conveyance law, or the like, and include specifically, without limitation, any and all claims or causes of action against the Released Parties based upon Green's and Patricia Green's positions as employees, consultants or directors of TFG and its subsidiaries.

     (c) Each of the parties hereto acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

          A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each of the parties hereto acknowledge that they may have sustained damages, losses, costs, or expenses by reason of an act, failure to act, event, or matter that are presently unknown and unsuspected and that such damages, losses, costs, or expenses as may have been sustained may give rise to additional damages, losses, costs, or expenses in the future. Nevertheless, each party hereby expressly waives any and all rights they may have under California Civil Code
Section 1542, or under any other state or federal statute, or common law principle of similar effect relating to the Released Claims.

     4. NO ORAL REPRESENTATIONS OR AGREEMENTS. No oral representations or agreements not expressly included in this written Agreement have been made to, or relied upon by, any of the parties hereto in conjunction with this Agreement. This Agreement constitutes the entire agreement of the parties on the subject matter hereof, and it is expressly understood and agreed upon that this Agreement shall not be altered, amended, modified, or otherwise changed by oral communication of any kind or character.

     5. INDEMNITY REGARDING ASSIGNMENT OF CLAIMS. Each of the parties hereto hereby represents to the other parties hereto that they have not heretofore assigned, sold, transferred, pledged, or hypothecated, or purported to assign, sell, transfer, pledge, or hypothecate, to any entity or individual, any claims related to this Agreement. Each of the parties hereto hereby agrees to indemnify and hold harmless the other parties hereto against any claim, demand, debt, loss, obligation, liability, cost, expense (including reasonable attorneys' fees), right of action to cause of action, based solely on, arising solely out of, or solely in connection with, any such transfer, assignment, sale, pledge, or hypothecation, or purported transfer, assignment, sale, pledge, or hypothecation by such party.

     6. CONFIDENTIALITY; NON-SOLICITATION NON-DISPARAGEMENT. (a) Each of Green and Patricia Green will not for a period of two years from the Effective Date, directly or indirectly disclose any information considered confidential by TFG, including but not limited to the terms of this Agreement, provided, however, that the foregoing restriction shall not (i) extend to or include information which is or becomes known other than as a result of a breach of this provision, or (ii) prevent the disclosure of any information required by valid legal process, including civil discovery, or to the extent necessary to defend a legal action brought by any person or entity against them, or institute or prosecute any legal action brought by them in good faith.

     (b) Each of Green and Patricia Green will not for a period of two years from the Effective Date solicit or encourage any client, customer or other business source of TFG's subsidiary Total Creative, Inc. ("TCI"), including but not limited to the Thailand Government Tourist Office, to discontinue its business relationship with TCI or TFG or otherwise interfere with such business in any way. For a period of two years from the date hereof, each of Green and Patricia Green will not encourage or solicit any employee of TFG or its subsidiaries to leave TFG or its subsidiaries for any reason; provided, however, that TFG acknowledges and agrees that Green has had discussions with, and may offer employment to, Ms. Chris Rush.

     (c) The TFG Parties shall not, at any time before, on or after the Effective Date, disparage or otherwise negatively portray to third parties Green or Patricia Green. The Green Parties shall not, at any time before, on or after the Effective Date disparage or otherwise negatively portray to third parties the TFG Parties. Each party acknowledges and agrees that all of the foregoing is a material element of this Agreement, and any breach of this provision by any party would cause substantial and irreparable injury to the other party's ongoing business for which there would be no adequate remedy at law. Accordingly, in the event of any breach or attempted or threatened breach of any of the terms of this provision, each party agrees that the other party shall be entitled to seek injunctive and other equitable relief without the requirement of posting bond, without limiting the applicability of any other remedies. TFG agrees that is shall not issue any press releases regarding Green unless such release shall have been previously approved by Green, or a period of 14-days shall have elapsed subsequent to TFG's delivery to Green of such proposed press release and Green shall not have objected to such press release in writing.

     7. COSTS AND EXPENSES. Each of the parties hereto shall bear his, her, or its own costs and expenses incurred in connection with the negotiation, drafting, and consummation of this Agreement.

     8. SUCCESSORS, SUBSIDIARIES, AND ASSIGNS. This Agreement shall bind and inure to the benefit of the principals, agents, representatives, successors, heirs, and assigns of the parties hereto.

     9. COUNTERPARTS. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement, which shall be binding on the parties hereto and their successors, subsidiaries and assigns.

     10. CONSTRUCTION. The terms and language of this Agreement are the result of negotiations between the parties and there shall be no presumptions that any ambiguities in this Agreement should be resolved against any party hereto. Any controversy concerning the construction of this Agreement shall be decided without regard to authorship.

     11. HEADINGS. Paragraph headings or captions contained in this Agreement are used for reference only and shall not be deemed to govern or extend the terms of this Agreement.

     12. NECESSARY ACTS. Each of the parties hereto agrees to any and all acts necessary and/or reasonably required in order to effectuate the purposes of this Agreement or to comply with its terms.

     13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with California law, without regard to the conflicts of laws provision thereof.

     14. REPRESENTATION BY COUNSEL. Each party hereto represents and warrants that it has been represented by counsel in connection with the negotiation, preparation and execution of this Agreement.

     15. FURTHER ASSURANCES. Each of the parties shall execute and deliver any and all additional papers, documents and other assurances and shall do any and all acts of things reasonably necessary in connection with the performance of its obligations hereunder to carry out the express intent of the parties.

                            [signature page follows.]

     IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.


                                        TOTAL FILM GROUP, INC.




                                        By: ____________________________
                                        Name:
                                        Title


                                        GREEN


                                        ----------------------------
                                        Gerald Green



                                        PATRICIA GREEN


                                        ----------------------------
                                        Patricia Green